EXHIBIT 24.1

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints each of Freya Brier and Edward F. Dunlap his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a registration statement on Form S-8 covering 140,000 shares of common stock of Wild Oats Markets, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Perry D. Odak Perry D. Odak	Chief Executive Officer, President and Director (principal executive officer)	May 7, 2004
/s/ John A. Shields _ John A. Shields	Chairman of the Board	May 7, 2004
/s/ David M. Chamberlain David M. Chamberlain	Vice Chairman of the Board	May 7, 2004
/s/ Edward F. Dunlap Edward F. Dunlap	Chief Financial Officer (principal financial officer)	May 7, 2004
/s/ Dawn Vanhaverbeke Dawn Vanhaverbeke	Controller (principal accounting officer)	May 7, 2004
/s/ Brian K. Devine Brian K. Devine	Director	May 7, 2004
/s/ Stacey Bell Stacey Bell	Director	May 7, 2004
/s/ David Gallitano David Gallitano	Director	May 7, 2004
/s/ Mark A. Retzloff Mark A. Retzloff	Director	May 7, 2004
/s/ Ann-Marie Austin-Stephens Ann-Marie Austin-Stephens	Director	May 7, 2004